SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
the Securities Act of 1933

PUMATECH, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0349154
(State of incorporation)	(I.R.S. Employer Identification Number)

2550 North First Street, #500
San Jose, California 95131
(408) 321-7650
(Address, including zip code, of Registrant’s principal executive offices)

PUMATECH, INC.
1998 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plans)

Kelly J. Hicks
Vice President of Operations and Chief Financial Officer
2550 North First Street, #500
San Jose, California 95131
(408) 321-7650
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Adele C. Freedman, Esq.
General Counsel Associates LLP
1891 Landings Drive
Mountain View, CA 94043
(650) 428-3900

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value	500,000 shares	$0.37(1)	$182,750(1)	$16.81

(1)
Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the total registration fee. The 1998 Employee Stock Purchase Plan establishes a purchase price equal to 85% of the fair market value of the Company’s Common Stock and, therefore, the price for the shares under this plan is based upon 85% of the average of the high and low prices of the Common Stock on August 26, 2002 as reported on the Nasdaq National Market because the price at which the stock will be purchased in the future is not currently determinable.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    PLAN INFORMATION*

Item 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*	The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (the “Commission”) requires us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the Commission after the effective date of this prospectus will automatically update and supersede this information.

The following documents and information heretofore filed by Pumatech, Inc. (the “Registrant”) with the Commission are hereby incorporated by reference:

(a)    our Annual Report on Form 10-K405 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for our latest fiscal year ended July 31, 2001, the latest year for which such statements have been filed;

(b)    all other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K405 referred to in Item 3(a) above; and

(c)    the description of our Common Stock contained in our Registration Statement on Form 8-A filed on November 8, 1996 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Keith Kitchen, Investor Relations, Pumatech, Inc., 2550 North First Street, #500, San Jose, California 95131.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    DESCRIPTION OF SECURITIES

Not Applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of the directors’ “duty of care.” While the relevant statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors’ duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit.

We have adopted provisions in our Certificate of Incorporation which eliminate the personal liability of our directors and our stockholders for monetary damages for breach or alleged breach of their duty of care. Our Bylaws provide for indemnification of our directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, our state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.    EXHIBITS

Exhibit Number	Document

5.1	Opinion of Counsel as to Legality of Securities Being Registered.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants for Pumatech, Inc.
23.2	Consent of General Counsel Associates LLP (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page to the Registration Statement; see page 5).
99.1	Pumatech, Inc. 1998 Employee Stock option Plan, as amended through August 23, 2002.

Item 9.    UNDERTAKINGS

A.    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 27, 2002.

PUMATECH, INC.

By:	/s/ KELLY J. HICKS
Kelly J. Hicks, Vice President of Operations and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Woodson Hobbs, Richard Mosher and Adele C. Freedman, jointly and severally, as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 27, 2002 in the capacities indicated.

SIGNATURES	TITLE

/s/ MICHAEL M. CLAIR MICHAEL M. CLAIR	Chairman of the Board of Directors

/s/ WOODSON HOBBS WOODSON HOBBS	Chief Executive Officer and Director (Principal Executive Officer)

/s/ KELLY J. HICKS KELLY J. HICKS	Vice President of Operations and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ KIRSTEN BERG PAINTER KIRSTEN BERG PAINTER	Director

/s/ M. BRUCE NAKAO M. BRUCE NAKAO	Director

/s/ STEPHEN A. NICOL STEPHEN A. NICOL	Director

/s/ MICHAEL PRAISNER MICHAEL PRAISNER	Director

/s/ BRADLEY A. ROWE BRADLEY A. ROWE	Director

EXHIBIT INDEX

Exhibit Number	Document

5.1	Opinion of Counsel as to Legality of Securities Being Registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants of Pumatech, Inc.

23.2	Consent of General Counsel Associates LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page to the Registration Statement; see page 5).

99.1	Pumatech, Inc. 1998 Employee Stock Purchase Plan, as amended through August 26, 2002.